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                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]
                             Hughes & Luce, L.L.P.
                                1717 Main Street
                                   Suite 2800
                              Dallas, Texas 75201
                                 (214) 939-5723

                                October 10, 1997

Anchor Gaming
815 Pilot Road
Suite G
Las Vegas, Nevada 89119

Ladies and Gentlemen:

    We have acted as counsel to Anchor Gaming, a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,800,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), for sale by certain selling stockholders Company and up to an additional 270,000 shares of Common Stock subject to an over-allotment option granted to the underwriters (the "Underwriters") by one of the selling stockholders (collectively, the "Selling Stockholder Shares"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (file no. 333-34755). Upon registration, the selling stockholders propose to sell such shares to the Underwriters listed in the final Prospectus (the "Prospectus"), which forms a part of the Registration Statement.

    In rendering this opinion, we have examined and relied upon executed originals, counterparts, or copies of such documents, records, and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth below. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized, or certified copies.

    Based on the foregoing, we are of the opinion that the Selling Stockholder Shares are validly issued, fully paid, and nonassessable.

    This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Selling Stockholder Shares under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated under the Act. We also call to your attention the fact that a member of this firm beneficially owns options to purchase 25,000 shares of Common Stock, as reflected in the Prospectus under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/ Hughes & Luce, L.L.P.